Exhibit 99.1

Execution Version

Published CUSIP Number: _________

Credit Agreement

Dated as of December 9, 2005

among

MATTEL ASIA PACIFIC SOURCING LIMITED,

as Borrower

MATTEL, INC.,

as Company

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Financial Institutions Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

BARCLAYS BANK PLC and CITICORP USA, INC.,

as Co-Syndication Agents

SOCIÉTÉ GÉNÉRALE and BNP PARIBAS,

as Co-Documentation Agents

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Mattel Asia Pacific Sourcing Limited Credit Agreement

4.01	Conditions to Effectiveness	33

4.02	Conditions to All Loans	35

SECTION 5. REPRESENTATIONS AND WARRANTIES		36

5.01	Organization and Powers	36

5.02	Good Standing	36

5.03	Material Subsidiaries	36

5.04	Authorization of Borrowing	36

5.05	No Conflict	36

5.06	Governmental Consents	37

5.07	Binding Obligation	37

5.08	Financial Condition	37

5.09	Changes, Etc.	38

5.10	Title to Properties	38

5.11	Litigation; Adverse Facts	38

5.12	Payment of Taxes	38

5.13	Agreements	39

5.14	Performance	39

5.15	Governmental Regulation	39

5.16	Employee Benefit Plans	39

5.17	Environmental Matters	39

5.18	Disclosure	39

SECTION 6. AFFIRMATIVE COVENANTS		40

6.01	Financial Statements	40

6.02	Certificates; Other Information	41

6.03	Notices	43

6.04	Corporate Existence, etc.	44

6.05	Payment of Taxes and Claims; Tax Consolidation	44

6.06	Maintenance of Properties; Insurance	45

6.07	Inspection of Property and Books and Records	45

6.08	Use of Proceeds of Revolving Loans	45

6.09	Environmental Laws	45

6.10	Compliance with Laws	45

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Mattel Asia Pacific Sourcing Limited Credit Agreement

SECTION 7. NEGATIVE COVENANTS		46

7.01	Indebtedness	46

7.02	Liens	46

7.03	Restriction on Fundamental Changes	46

7.04	Sale or Discount of Receivables	47

7.05	Consolidated Funded Indebtedness to Total Capitalization	47

7.06	Interest Coverage Ratio	47

7.07	ERISA	48

7.08	Margin Regulations	48

7.09	Independence of Covenants	48

SECTION 8. EVENTS OF DEFAULT		48

8.01	Events of Default	48

8.02	Remedies	51

8.03	Application of Funds	51

8.04	Rights Not Exclusive	51

SECTION 9. THE ADMINISTRATIVE AGENT		52

9.01	Appointment and Authorization	52

9.02	Delegation of Duties	52

9.03	Liability of Administrative Agent	52

9.04	Reliance by Administrative Agent	53

9.05	Notice of Default	53

9.06	Credit Decision; Disclosure of Information by Administrative Agent	54

9.07	Indemnification	54

9.08	Administrative Agent in Individual Capacity	55

9.09	Successor Administrative Agent	55

9.10	Administrative Agent May File Proofs of Claim	56

9.11	Other Agents; Arrangers and Managers	56

SECTION 10. MISCELLANEOUS		57

10.01	Amendments, Etc.	57

10.02	Notices and Other Communications; Facsimile Copies	58

10.03	Failure or Indulgence Not Waiver; Remedies Cumulative	60

10.04	Attorney Costs; Expenses and Taxes	60

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Mattel Asia Pacific Sourcing Limited Credit Agreement

10.05	Indemnification by the Borrower	60

10.06	Payments Set Aside	61

10.07	Set Off	61

10.08	Interest Rate Limitation	62

10.09	Survival of Representations and Warranties of Certain Agreements	62

10.10	Successors and Assigns	63

10.11	Confidentiality	66

10.12	Severability	66

10.13	Obligations Several	67

10.14	Certain Changes	67

10.15	Headings	67

10.16	Counterparts	67

10.17	Integration	67

10.18	Tax Forms	68

10.19	Applicable Law	69

10.20	Waiver of Right to Trial by Jury	70

10.21	USA PATRIOT Act Notice	70

10.22	Replacement of Lenders	70

10.23	Appointment	71

10.24	Judgment Currency	71

SIGNATURE PAGES		S-1

EXHIBITS

Form of:

A-1	Revolving Loan Note
A-2	Term Loan Note
B-1	Revolving Loan Notice
B-2	Term Loan Interest Rate Selection Notice
C	Officers’ Certificate
D	Opinion of Assistant General Counsel or Senior Counsel of Company
E	Assignment and Assumption
F	Form of Guaranty

SCHEDULES

1.01	Commitments and Pro Rata Shares

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Mattel Asia Pacific Sourcing Limited Credit Agreement

5.03	Material Company Subsidiaries and Material Borrower Subsidiaries
5.11	Material Litigation
7.02	Certain Liens
10.02	Address and Notice Information
10.10	Processing and Recordation Fees

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Mattel Asia Pacific Sourcing Limited Credit Agreement

MATTEL ASIA PACIFIC SOURCING LIMITED

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is dated as of December 9, 2005 and is entered into by and among MATTEL ASIA PACIFIC SOURCING LIMITED, a corporation organized under the laws of Hong Kong and an indirect, Wholly Owned subsidiary of Mattel, Inc. (the “Borrower”), MATTEL, INC., a Delaware corporation (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (individually referred to herein as a “Lender” and collectively as the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager (in such capacity, the “Arranger”), CITICORP USA, INC. and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Syndication Agents”) and SOCIETE GENERALE AND BNP PARIBAS, as co-documentation agents (in such capacity, the “Documentation Agents”). The Company joins this Agreement solely for the purposes set forth in Sections 3.01, 5, 6, 7, 10.02, 10.18 and 10.23 and, with respect to this Agreement, shall only be bound by the terms and conditions set forth therein.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Company, the Lenders and the Administrative Agent agree as follows:

SECTION 1.

DEFINITIONS

1.01 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Company, in its capacity as operating agent for the Borrower, and the Lenders.

“Administrative Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Commitments” means, as at the date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date plus (b) the Outstanding Amount with respect to the Term Loan at such date.

“Aggregate Revolving Credit Commitments” means the sum of the Revolving Credit Commitments of all the Revolving Lenders.

“Agreement” means this Credit Agreement, as it may hereafter be amended, supplemented, restated or otherwise modified from time to time.

“Amendment No. 1 to Purchase and Sale Agreement” means Amendment No. 1 to First Amended and Restated Purchase and Sale Agreement dated as of March 19, 2004, among Mattel Sales Corp. and Fisher-Price, as Sellers, Mattel Factoring, Inc., as Buyer, and the Company, as Servicer and Guarantor.

“Amendment No. 1 to Receivables Purchase Agreement” means Amendment No. 1 to First Amended and Restated Receivables Purchase Agreement dated as of March 19, 2004, among Mattel Factoring, Inc., as Transferor, the Company, as Servicer, the Purchasers party thereto and the Administrative Agent.

“Amendment No. 2 to Purchase and Sale Agreement” means Amendment No. 2 to First Amended and Restated Purchase and Sale Agreement dated as of March 23, 2005, among Mattel Sales Corp. and Fisher-Price, as Sellers, Mattel Factoring, Inc., as Buyer, and the Company, as Servicer and Guarantor.

“Amendment No. 2 to Receivables Purchase Agreement” means Amendment No. 2 to First Amended and Restated Receivables Purchase Agreement dated as of March 23, 2005, among Mattel Factoring, Inc., as Transferor, the Company, as Servicer, the Purchasers party thereto and the Administrative Agent.

“Applicable Rate” means the commitment fee or the margin applicable to Loans (expressed in basis points per annum) set forth in the chart below opposite the second highest rating issued by S&P, Moody’s or Fitch on the Company’s senior unsecured long-term debt:

Mattel Asia Pacific Sourcing Limited Credit Agreement

Senior Unsecured Long-Term Debt Ratings	Eurodollar Rate Loans	Commitment fee
A or higher by S&P A2 or higher by Moody’s A or higher by Fitch	35.0	8.0
A- by S&P A3 by Moody’s A- by Fitch	40.0	9.0
BBB+ by S&P Baa1 by Moody’s BBB+ by Fitch	45.0	10.0
BBB by S&P Baa2 by Moody’s BBB by Fitch	55.0	12.5
BBB- by S&P Baa3 by Moody’s BBB- by Fitch	70.0	17.5
None of above criteria satisfied	95.0	22.5

Any change in the commitment fee or the margin applicable to Loans shall become effective upon any public announcement of any change in the above ratings that requires such a change according to the above chart. The Applicable Rate with respect to Base Rate Loans is zero.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

“Availability Period” means the period from the Effective Date to but excluding the Revolving Credit Maturity Date.

“Bank of America” means Bank of America, N.A.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loans” means Loans (including Segments) made by the Lenders that bear interest at rates determined by reference to the Base Rate.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“Borrower” means Mattel Asia Pacific Sourcing Limited, a corporation organized under the laws of Hong Kong and a Wholly Owned Subsidiary of the Company.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means any of (i) the borrowing under the Term Loan Facility or (ii) a Revolving Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, California or the state where the Administrative Agent’s Office is located (which, as of the date hereof, is California) and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Assets” means, as at any date of determination, those assets of a Person that would, in conformity with GAAP, or with respect to the Borrower and its Subsidiaries, Hong Kong GAAP, be classified as property, plant or equipment on the balance sheet of that Person.

“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person other than, in the case of the Company or any of its Subsidiaries, any such lease under which the Company or any of its Subsidiaries is the lessor.

“Change of Control” means,

(i) an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Company or its Subsidiaries, and any Person acting in its

Mattel Asia Pacific Sourcing Limited Credit Agreement

capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(ii) the Borrower, at any time, ceases to be a Wholly Owned Subsidiary of the Company.

“Combined Purchasers’ Investments” means an amount equal to the sum of (a) the Purchasers’ Investments under the Receivables Purchase Agreement plus (b) the analogous amount under Other Permitted Company Accounts Receivable Financing Facilities relating to the sales of accounts receivable of Domestic Subsidiaries (without duplication for accounts receivable sold to a Subsidiary of the Company and then sold to a third party purchaser).

“Company” means Mattel, Inc., a Delaware corporation.

“Company Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 23, 2005, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, as such agreement may be amended, modified, supplemented or replaced from time to time.

“Company Loan Documents” means the Company Credit Agreement, any guarantees required pursuant to the Company Credit Agreement and all documents and instruments delivered in connection with the Company Credit Agreement or such guarantees.

“Consolidated Funded Indebtedness” means, at any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all obligations and liabilities, whether current or long-term, for borrowed money, (b) that portion of obligations with

Mattel Asia Pacific Sourcing Limited Credit Agreement

respect to Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries, and (c) all guaranties of unconsolidated funded obligations for borrowed money, all determined in conformity with GAAP.

“Consolidated Net Income” for any period, means the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Contingent Obligation”, as applied to any Person, means, without duplication, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, if in the case of any agreement described under subclauses (x) or (y) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported. The amount of any Contingent Obligation denominated in a currency other than Dollars shall be equal to the amount in such currency which would be of equal value to the corresponding amount in Dollars of such Contingent Obligation.

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material written indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“Default Rate” means an interest rate equal to the Base Rate plus 2% per annum; provided, however, that with respect to the principal of a Eurodollar Rate Loan prior to the end of the Interest Period therefor, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans or the Term Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or such failure has been cured, or (c) has been deemed insolvent by the Federal Deposit Insurance Company, the Comptroller of the Currency or the Federal Reserve Board or become the subject of a bankruptcy or insolvency proceeding.

“Designated Domestic Office” means the office of the Company designated as the “Designated Domestic Office” on Schedule 10.02 hereto, or such other office within the United States as may be designated from time to time by notice from the Company, in its capacity as operating agent for the Borrower, to the Administrative Agent. Any Designated Domestic Office must be an office of the Company with an address, facsimile number, electronic mail address and telephone number located within the United States.

“Dollars” means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Company that is organized under the laws of any political subdivision of the United States of America.

“Effective Date” means the date on or after December 9, 2005 on which all the conditions in Section 4.01 are satisfied or waived.

“Eligible Assignee” has the meaning specified in Section 10.10(g).

“Environmental Claims” means all claims, however asserted, by any Governmental Person or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Person, in each case relating to environmental, health, safety and land use matters.

“ERISA” means, at any time, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute, and the rules and regulations promulgated thereunder.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414 of the Internal Revenue Code.

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate as published by Reuters (or other commercially available source providing quotations of the British Bankers Association Interest Settlement Rate as designated by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent (or its Affiliate) in its capacity as a Lender and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s (or its Affiliate’s) London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

The determination of the Eurodollar Base Rate by Administrative Agent shall be conclusive in the absence of manifest error.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency

Mattel Asia Pacific Sourcing Limited Credit Agreement

funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage by Administrative Agent shall be conclusive in the absence of manifest error.

“Eurodollar Rate Loans” means Loans (including Segments) bearing interest at rates determined by reference to the Eurodollar Rate as provided in Section 2.08(a).

“Eurodollar Rate Segment” means a Segment bearing interest or to bear interest at the Eurodollar Rate.

“Event of Default” means any of the events set forth in Section 8.01.

“Exchange Act” means, at any time, the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereof.

“Fisher-Price” means Fisher-Price, Inc., a Delaware corporation.

“Fitch” means Fitch ICBA or any successor thereto.

“Foreign Lender” means, (i) with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes; and (ii) with respect to the Company, any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Date” means (i) with respect to any Revolving Loan, the Business Day of the funding of such Revolving Loan and (ii) with respect to the Term Loan, the Business Day of the funding of the Term Loan.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Person” means the government of the United States or any foreign government or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States, any foreign government or any state or locality therein, including the Federal Deposit Insurance Company, the Comptroller of the Currency or the Federal Reserve Board.

“Guaranty” means the Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in form of Exhibit F.

“Hong Kong GAAP” means accounting principles generally accepted in Hong Kong by the Hong Kong Institute of Certified Public Accountants.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is required to be capitalized on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a promissory note and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person. The amount of any Indebtedness shall be the principal amount of and all interest, premium, if any, and other fees and expenses accrued on any of the foregoing.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.11.

“Interest Payment Date” means, with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to any Base Rate Loan, the last Business Day of each calendar quarter, and with respect to all Loans, the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day the Eurodollar Rate Loan is disbursed or continued or on the date on which a Loan is converted into a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower in its Revolving Loan Notice or Term Loan Interest Rate Selection Notice; provided that:

(i) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Internal Control Event” means a determination by management of the Company or by the Company’s Registered Public Accounting Firm that a material weakness in internal controls over financial reporting, as described in PCAOB Auditing Standard No. 2, exists in the Company’s internal control over financial reporting.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and the rules and regulations promulgated thereunder.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Person charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Person, in each case whether or not having the force of law.

“Lender” has the meaning assigned to that term in the introduction to this Agreement, together with any other financial institutions that become a party hereto as a “Lender” pursuant to Section 10.10.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company, in its capacity as operating agent for the Borrower, and the Administrative Agent in writing.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease in the nature thereof, and any agreement to give any kind of security interest).

“Loan” and “Loans” means any extension or extensions of credit by a Lender to the Borrower under Article II in the form of Revolving Loans or a Term Loan, including any Segments.

“Loan Documents” means this Agreement, any Notes, the Guaranty, and all documents and instruments delivered in connection herewith or therewith.

“Loan Party” means the Company and the Borrower.

“Margin Stock” has the meaning assigned to the term “Margin Stock” in Regulation U of the Federal Reserve Board as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, liabilities, assets or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, (ii) a material impairment of the ability of the Borrower to perform the Obligations or of the Lenders to enforce the Obligations or (iii) a material impairment of the ability of the Company to perform its obligations under the Guaranty or of the Lenders to enforce the Company’s obligations thereunder.

“Material Borrower Subsidiary” means any Subsidiary of the Borrower which meets any of the following conditions:

(a) the Borrower’s and its Subsidiaries’ investments in, and advances to, the Subsidiary exceed 10 percent of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed business combination, this condition is also met when the number of common shares exchanged or to be exchanged by the Borrower exceeds 10 percent of its total common shares outstanding at the date the combination is initiated); or

(b) the Borrower and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c) the Borrower and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Borrower and its Subsidiaries consolidated for the most recently completed fiscal year.

For purpose of meeting the prescribed income test the following guidance should be applied:

Mattel Asia Pacific Sourcing Limited Credit Agreement

(I) When a loss has been incurred by either the Borrower and its Subsidiaries consolidated or the tested Subsidiary, but not both, the equity in the income or loss of the tested Subsidiary should be excluded from the income of the Borrower and its Subsidiaries consolidated for purposes of the computation.

(II) If income of the Borrower and its Subsidiaries consolidated for the most recent fiscal year is at least 10 percent lower than the average of the income for the last five years, such average income should be substituted for purposes of the computation. Any loss years should be omitted for purposes of computing average income.

(III) Where the test involves combined entities, as in the case of determining whether summarized financial data should be presented, entities reporting losses shall not be aggregated with entities reporting income.

“Material Company Subsidiary” means Mattel Sales, Fisher-Price or any other Subsidiary of the Company which meets any of the following conditions:

(a) the Company’s and its Subsidiaries’ investments in, and advances to, the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed business combination, this condition is also met when the number of common shares exchanged or to be exchanged by the Company exceeds 10 percent of its total common shares outstanding at the date the combination is initiated); or

(b) the Company and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c) the Company and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

For purpose of meeting the prescribed income test the following guidance should be applied:

(I) When a loss has been incurred by either the Company and its Subsidiaries consolidated or the tested Subsidiary, but not both, the equity in the income or loss of the tested Subsidiary should be excluded from the income of the Company and its Subsidiaries consolidated for purposes of the computation.

(II) If income of the Company and its Subsidiaries consolidated for the most recent fiscal year is at least 10 percent lower than the average of the income for the last five years, such average income should be substituted for purposes of the computation. Any loss years should be omitted for purposes of computing average income.

Mattel Asia Pacific Sourcing Limited Credit Agreement

(III) Where the test involves combined entities, as in the case of determining whether summarized financial data should be presented, entities reporting losses shall not be aggregated with entities reporting income.

“Mattel Sales” means Mattel Sales Corp., a California corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained for the employees of the Company or any ERISA Affiliate of the Company.

“Non-Priority Indebtedness” means Indebtedness which (a) is not senior to the Obligations, (b) does not have any priority of payment over the Obligations or (c) is not secured by Liens on any of the Company’s or any Subsidiary’s assets.

“Notes” means, collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations” means all obligations of every nature of any Loan Party from time to time owed to the Administrative Agent, the Lenders or any other Person required to be indemnified hereunder, or any of them, under any Loan Document, including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officers’ Certificate” means a certificate substantially in the form of Exhibit C hereto executed on behalf of each Loan Party by two different Responsible Officers of such Loan Party and, with respect to the Company, one such Responsible Officer shall be (a) its Chairman of the Board (if an officer), one of its Presidents, one of its Executive Vice Presidents, or one of its Senior Vice Presidents, and the other Responsible Officer shall be (b) its Chief Financial Officer, its Treasurer, one of its Assistant Treasurers, or its Controller, delivered to the Lenders by the Loan Parties pursuant to Section 6.02(a).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan and any prepayments or repayments of the Term Loan (or any Segment) occurring on such

Mattel Asia Pacific Sourcing Limited Credit Agreement

date; and (ii) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date.

“Other Permitted Company Accounts Receivable Financing Facility” means a financing arrangement (other than the Receivables Purchase Agreement and the Purchase and Sale Agreement) entered into in the ordinary course of business under which accounts receivable of the Company, Mattel Sales, Fisher-Price or any other Subsidiary are periodically sold directly to third party purchasers, or sold to a Subsidiary of the Company formed for such purpose which in turn sells such accounts receivable to third party purchasers; provided, however, that in connection with any such financing arrangement:

(a) there is no recourse to the Company or any of its Subsidiaries on account of the creditworthiness of the obligor on such accounts receivable; and

(b) no negative pledge or Lien is created on any accounts receivables not actually sold or discounted.

“Participant” has the meaning set forth in Section 10.10(d).

“Pension Plan” means any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of the Company or any ERISA Affiliate of the Company other than a Multiemployer Plan.

“Person” means any individual, partnership, corporation (including a business trust), joint stock company, joint venture, trust, bank, trust company, unincorporated association or other entity or a government or any agency or political subdivision thereof.

“Platform” has the meaning specified in Section 6.02.

“Pro Rata Revolving Share” means, with respect to each Revolving Lender at any time, the percentage set forth opposite such Revolving Lender’s name on Schedule 1.01 hereto or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted pursuant to any Assignment and Assumption to which such Revolving Lender is a party.

“Pro Rata Term Share” means, with respect to each Term Loan Lender, the percentage set forth opposite such Term Loan Lender’s name on Schedule 1.01 hereto or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted pursuant to any Assignment and Assumption to which such Term Lender is a party.

“Purchase and Sale Agreement” means the First Amended and Restated Purchase and Sale Agreement dated as of March 20, 2002, among the sellers party thereto, the Company, as servicer and guarantor, and Mattel Factoring, Inc., as the buyer thereunder, as amended by Amendment No. 1 to Purchase and Sale Agreement, as further amended by Amendment No. 2 to

Mattel Asia Pacific Sourcing Limited Credit Agreement

Purchase and Sale Agreement, and as it may be amended, supplemented, restated or otherwise modified from time to time.

“Purchasers” has the meaning set forth in the Receivables Purchase Agreement.

“Purchasers’ Investment” has the meaning set forth in the Receivables Purchase Agreement.

“Receivables Purchase Agreement” means the First Amended and Restated Receivables Purchase Agreement dated as of March 20, 2002, as amended by Amendment No. 1 to Receivables Purchase Agreement, as further amended by Amendment No. 2 to Receivables Purchase Agreement, and as it may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Register” has the meaning specified in Section 10.10(c).

“Registered Public Accounting Firm” has the meaning specified in the federal securities laws.

“Requisite Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Aggregate Revolving Credit Commitments have been terminated, Lenders holding in the aggregate more than 50% of the aggregate Outstanding Amount of the Term Loan and the Revolving Loans; provided that the Aggregate Commitments of, and the portion of the aggregate Outstanding Amount of the Term Loan and the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Requisite Revolving Lenders” means, as of any date of determination, Revolving Lenders with Revolving Credit Commitments that total more than 50% of the Aggregate Revolving Credit Commitments or, at any time after the Aggregate Revolving Credit Commitments have been terminated, Revolving Lenders holding in the aggregate more than 50% of the Outstanding Amount of the Revolving Loans; provided that the portion of the Aggregate Revolving Credit Commitments of, and the portion of the Outstanding Amount of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Revolving Lenders.

“Requisite Term Loan Lenders” means, as of any date of determination, Term Loan Lenders having more than 50% of the Outstanding Amount of the Term Loan; provided that the portion of the Outstanding Amount of the Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Term Loan Lenders.

“Responsible Officer” means, (i) with respect to the Company, the Chairman of the Board (if an officer), the Chief Financial Officer, any President, any Executive Vice President, any Senior Vice President, the Treasurer or any Assistant Treasurer and (ii) with respect to the Borrower, any Director of the Borrower.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.02.

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.02, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the facility described in Section 2.02 providing for Revolving Loans to the Borrower by the Revolving Lenders in the maximum aggregate principal amount at any time outstanding of $100,000,000, as such amount may be reduced from time to time in accordance with this Agreement.

“Revolving Credit Maturity Date” means (a) December 9, 2008, or (b) such earlier date upon which the Revolving Credit Commitments are terminated in accordance with the terms hereof.

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding.

“Revolving Loan” means a Loan made pursuant to the Revolving Credit Facility, as described in Section 2.02.

“Revolving Loan Note” means a promissory note of the Borrower payable to the order of a Revolving Lender substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Loans made by such Lender to the Borrower.

“Revolving Loan Notice” means a notice of the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Sections 2.03(a) or 2.04 (as the case may be), which, if in writing, shall be substantially in the form of Exhibit B-1.

“Securities Act” means, at any time, the Securities Act of 1933, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Segment” means a portion of any Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors,

Mattel Asia Pacific Sourcing Limited Credit Agreement

managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Term Loan” means the Loan made pursuant to the Term Loan Facility, as described in Section 2.01.

“Term Loan Facility” means the facility described in Section 2.01 consisting of the Term Loan advanced to the Borrower on the Effective Date in an original principal amount of $225,000,000.

“Term Loan Lender” means each Lender that has a portion of the Term Loan outstanding under the Term Loan Facility.

“Term Loan Maturity Date” means (a) December 9, 2008, or (b) such earlier date upon which the Outstanding Amounts under the Term Loan, including all accrued and unpaid interest, are due and payable.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit A-2.

“Term Loan Interest Rate Selection Notice” means a notice of the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower in connection with the election of a subsequent Interest Period for any Eurodollar Rate Segment or the conversion of any Eurodollar Rate Segment into a Base Rate Segment or the conversion of any Base Rate Segment into a Eurodollar Rate Segment, which, if in writing, shall be substantially in the form of Exhibit B-2.

“Type” means with respect to (i) a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (ii) a Segment, its character as a Base Rate Segment or a Eurodollar Rate Segment.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of which 100% of the total voting power of shares of stock entitled to vote in the election of directors managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or on or more of the other Subsidiaries of such Person or a combination thereof, provided, however, that a Subsidiary will be considered a Wholly Owned Subsidiary even though a de minimis amount of its stock is owned by an individual or individuals to satisfy the requirements of local law.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

Mattel Asia Pacific Sourcing Limited Credit Agreement

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.08, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

Mattel Asia Pacific Sourcing Limited Credit Agreement

SECTION 2.

THE COMMITMENTS

2.01 Term Loan.

(a) Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make an advance of its Pro Rata Term Share of the Term Loan to the Borrower on the Funding Date of the Term Loan. The principal amount of each Segment of the Term Loan outstanding hereunder from time to time shall bear interest and the Term Loan shall be repayable as herein provided. No amount of the Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent Borrowing under the Term Loan Facility shall be allowed after the initial such advance of the Term Loan on its Funding Date.

(b) Upon receipt of a Term Loan Interest Rate Selection Notice in accordance with Section 2.04 requesting the advance of the Term Loan, the Administrative Agent will promptly notify each Lender thereof. Not later than 11:00 a.m. on the Funding Date of the Term Loan, each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term Share of the Term Loan available by wire transfer to the Administrative Agent. Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in the form of same day funds in Dollars. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction or waiver of all applicable conditions in Sections 4.01 and 4.02, be made available to the Borrower by delivery of the proceeds thereof as shall be directed by the Borrower and reasonably acceptable to the Administrative Agent.

2.02 Revolving Credit Commitments. Each Revolving Lender hereby severally agrees during the Availability Period to make Revolving Loans to the Borrower on the terms and conditions set forth in this Agreement; provided, however, that: (i) the aggregate outstanding amount of all Revolving Loans shall not exceed the Aggregate Revolving Credit Commitments; and (ii) the aggregate outstanding principal amount of the Revolving Loans of any Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.02, prepay pursuant to Section 2.06 and reborrow pursuant to this Section 2.02.

2.03 Borrowing Procedure.

(a) Whenever the Borrower desires to obtain a Revolving Borrowing hereunder, the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower shall deliver irrevocable telephonic notice to the Administrative Agent followed immediately by written notice in the form of a Revolving Loan Notice, which telephonic notice must be received by the Administrative Agent no later than (i) 8:00 a.m. on the Business Day prior to the proposed Funding Date in the case of Base Rate Loans and (ii) 9:00 a.m. three Business Days in advance of the proposed Funding Date in the case of Eurodollar Rate Loans, specifying (A) the proposed Funding Date which shall be a

Mattel Asia Pacific Sourcing Limited Credit Agreement

Business Day, (B) the amount of the proposed Revolving Borrowing, (C) whether the proposed Revolving Borrowing shall consist of Base Rate Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. Base Rate Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Eurodollar Rate Loans made on any Funding Date shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount.

(b) Promptly (and in any event within two hours) after receipt of a Revolving Loan Notice (or telephone notice in lieu thereof), the Administrative Agent shall notify each Revolving Lender of the proposed Revolving Borrowing. Each Revolving Lender shall make available to the Administrative Agent its Pro Rata Revolving Share of the amount (if any) by which the principal amount of the proposed Revolving Borrowing exceeds the principal amount of the Revolving Loans (if any) maturing on the Funding Date, in same day funds, by remitting such funds to the Administrative Agent’s Office no later than 11:00 a.m. on the Funding Date. Upon satisfaction of the conditions set forth in Section 4.02, the Administrative Agent shall make available to the Borrower on such Funding Date the aggregate of the amounts (if any) so made available by the Revolving Lenders by causing an amount of same day funds equal to such aggregate amount (if any) received by the Administrative Agent to be credited to the account of the Borrower at the Administrative Agent’s Office. To the extent that Eurodollar Rate Loans made by the Revolving Lenders mature on any Funding Date, the Revolving Lenders shall apply the proceeds of the Revolving Loans made on such Funding Date, to the extent thereof, to the repayment of such maturing Revolving Loans, such Revolving Loans and repayments intended to be a contemporaneous exchange.

2.04 Conversion and Continuation Elections.

(a) The Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower may upon irrevocable written notice to the Administrative Agent: (i) elect to convert any Base Rate Loans or any Base Rate Segments (or any part thereof in an amount not less than $5,000,000 or an integral multiple of $500,000 in excess thereof) on any Business Day into Eurodollar Rate Loans or Eurodollar Rate Segments, as the case may be; (ii) elect to convert any Eurodollar Rate Loans or any Eurodollar Rate Segments (or any part thereof) on the last day of any Interest Period therefor into Base Rate Loans or Base Rate Segments, as the case may be, in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; or (iii) elect to continue any Eurodollar Rate Loans or Eurodollar Rate Segments (or any part thereof in an amount not less than $5,000,000 or an integral multiple of $500,000 in excess thereof) on the last day of any Interest Period therefor; provided, that if the aggregate amount of Eurodollar Rate Loans or Eurodollar Rate Segments, as the case may be, shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, the Eurodollar Rate Loans or Eurodollar Rate Segments, as the case may be, shall automatically convert into Base Rate Loans or Base Rate Segments, as the case may be, and on and after such date the right of the Borrower to continue such Loans as Eurodollar Rate Loans or Eurodollar Rate Segments, as the case may be, shall terminate.

Mattel Asia Pacific Sourcing Limited Credit Agreement

(b) Each conversion or continuation shall be made upon irrevocable telephonic notice to the Administrative Agent followed immediately by written notice by the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower in the form of a Revolving Loan Notice or Term Loan Interest Rate Selection Notice, which telephonic notice must be received by the Administrative Agent prior to (i) 9:00 a.m. at least three Business Days in advance of the conversion or continuation date, if the Revolving Loans or Segments of the Term Loan, as the case may be, are to be converted into or continued as Eurodollar Rate Loans or Eurodollar Rate Segments, as the case may be, and (ii) 9:00 a.m. on the conversion or continuation date, if the Revolving Loans or Segments of the Term Loan are to be converted into Base Rate Loans or Base Rate Segments, specifying: (A) the proposed conversion or continuation date; (B) the aggregate amount of Revolving Loans or Segments of the Term Loan to be converted or continued; (C) the nature of the proposed conversion or continuation; and (D) the duration of the requested Interest Period, if applicable.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans or Eurodollar Rate Segments, the Company, in its capacity as operating agent for the Borrower, or the Borrower has failed to select a new Interest Period to be applicable to such Eurodollar Rate Loans or such Eurodollar Rate Segments, as the case may be, or if any Default or Event of Default shall then exist, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans or Eurodollar Rate Segments, as the case may be, into Base Rate Loans or Base Rate Segments, as applicable, effective as of the expiration date of such current Interest Period.

(d) Upon receipt of a Revolving Loan Notice or Term Loan Interest Rate Selection Notice, the Administrative Agent will promptly notify each Lender thereof, or, if no timely notice is provided, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e) After the occurrence of and during the continuance of a Default or Event of Default, (i) no Revolving Loan may be requested as, converted into or continued as a Eurodollar Rate Loan without the consent of the Requisite Revolving Lenders, and (ii) no Segment of the Term Loan may be converted into or continued as a Eurodollar Rate Segment without the consent of the Requisite Term Loan Lenders.

(f) Notwithstanding any other provision contained in this Agreement, after giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five different Interest Periods in effect with respect to Revolving Loans.

(g) Notwithstanding any other provision contained in this Agreement, after giving effect to the Borrowing under the Term Loan Facility on the Effective Date, all conversions of Segments of the Term Loan from one Type to the other, and all continuations of Segments of the Term Loan as the same Type, there shall not be more than five different Interest Periods in effect with respect to Segments of the Term Loan.

Mattel Asia Pacific Sourcing Limited Credit Agreement

2.05 Reduction or Termination of Aggregate Revolving Credit Commitments. The Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments at any time there are no Revolving Loans outstanding, or permanently reduce the Aggregate Revolving Credit Commitments to an amount not less than the then Outstanding Amount of all Revolving Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. three Business Days prior to the date of termination or reduction (and, if applicable, any repayment of Revolving Loans made in connection therewith) and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Revolving Lenders of any such notice of reduction or termination of the Aggregate Revolving Credit Commitments. Once reduced in accordance with this Section, the Aggregate Revolving Credit Commitments may not be increased. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.06 Voluntary Prepayments.

(a) The Borrower may, after receipt by the Administrative Agent of not less than (i) one Business Days’ prior written or telephonic notice by the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower confirmed in writing to the Administrative Agent (in the case of a prepayment of a Base Rate Loan) or (ii) three Business Days’ prior written or telephonic notice by the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower confirmed in writing to the Administrative Agent (in the case of a prepayment of a Eurodollar Rate Loan) (which notice the Administrative Agent will promptly transmit by telecopy, telex or telephone to each Revolving Lender), at any time and from time to time prepay Revolving Loans; provided that (A) any prepayment of Eurodollar Rate Loans in whole or in part shall be in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount so long as the unpaid balance is not less than $5,000,000; or (B) any prepayment of Base Rate Loans in whole or in part shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided, further, that in the event of any such prepayment of any Eurodollar Rate Loans, the Borrower shall be obligated to reimburse the Revolving Lenders in respect thereof pursuant to Section 3.05. If such notice of prepayment does not specify how such prepayment shall be applied, it shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, as determined by the Administrative Agent. All prepayments of Eurodollar Rate Loans shall be applied to the payment of any interest that has accrued to the date of such prepayment before application to principal. Prepayments of Base Rate Loans shall be applied to principal only.

(b) The Borrower may, after receipt by the Administrative Agent of not less than (i) one Business Days’ prior written or telephonic notice by the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower

Mattel Asia Pacific Sourcing Limited Credit Agreement

confirmed in writing to the Administrative Agent (in the case of a prepayment of a Base Rate Segment) or (ii) three Business Days’ prior written or telephonic notice by the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower confirmed in writing to the Administrative Agent (in the case of a prepayment of a Eurodollar Rate Segment) (which notice the Administrative Agent will promptly transmit by telecopy, telex or telephone to each Term Loan Lender), at any time and from time to time prepay the Term Loan; provided, that (A) any prepayment of Eurodollar Rate Segments in whole or in part shall be in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount so long as the unpaid balance is not less than $5,000,000; or (B) any prepayment of Base Rate Segments in whole or in part shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided, further, that in the event of any such prepayment of any Eurodollar Rate Segments, the Borrower shall be obligated to reimburse the Term Loan Lenders in respect thereof pursuant to Section 3.05. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Segment to be prepaid. If such notice of prepayment does not specify how such prepayment shall be applied, it shall be applied first to Base Rate Segments to the full extent thereof before application to Eurodollar Rate Segments, as determined by the Administrative Agent. All prepayments of Eurodollar Rate Segments shall be applied to the payment of any interest that has accrued to the date of such prepayment before application to principal. Prepayments of Base Rate Segments shall be applied to principal only. All prepayments of principal under this Section 2.06(b) shall be applied pro rata to the remaining installments of principal of the Term Loan pursuant to Section 2.07(b).

2.07 Repayment of Loans.

(a) Each Revolving Loan shall mature and the Borrower shall repay the unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date.;

(b) The Borrower shall repay the principal amount of the Term Loan at the dates and in the amounts set forth below:

Date	Amount
December 15, 2006	$50,000,000
December 15, 2007	$50,000,000
Term Loan Maturity Date	Entire Outstanding Amount

2.08 Interest on the Revolving Loans.

(a) Subject to Section 2.08(c), the Loans shall bear interest on the unpaid principal amount thereof from the Funding Date until paid in full at a rate per annum equal to (i) with respect to Eurodollar Rate Loans, the Eurodollar Rate plus the Applicable Rate for Eurodollar Rate Loans or (ii) with respect to Base Rate Loans, the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) Subject to Section 2.08(c), from and after the Effective Date, interest shall be payable in arrears on the Loans on each Interest Payment Date applicable to that Loan. Interest paid on

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the date of any partial prepayment of Loans hereunder shall be paid in respect of the portion of the Loans so prepaid. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any amount (other than principal of any Loan) not paid when due (without regard to any applicable grace periods), in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate equal to the Default Rate. Furthermore, while any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Notwithstanding the foregoing, interest shall not commence accruing at the Default Rate until the Administrative Agent, at the direction of the Requisite Lenders, has notified the Company, in its capacity as operating agent for the Borrower, thereof; provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f) or (g), the Default Rate shall thereupon automatically commence accruing and be due and payable without further act of or demand by the Administrative Agent or any Lender.

2.09 Fees.

(a) Commitment fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee equal to the Applicable Rate for the commitment fee times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the Outstanding Amount of the Revolving Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4 is not met, shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Revolving Credit Maturity Date; provided that in connection with any reduction or termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.05, the accrued fee calculated on the portion so terminated or reduced for the period ending on such date shall also be paid on the date of such reduction or termination. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other fees. The Borrower shall pay an arrangement fee to the Arranger for the Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated October 12, 2005 (the “Agent/Arranger Fee Letter”), among the Borrower, the Arranger and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

Mattel Asia Pacific Sourcing Limited Credit Agreement

(c) The Borrower shall pay to the Administrative Agent such fees as may from time to time be agreed upon between the Borrower and the Administrative Agent.

2.10 Calculation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

(b) Any change in the interest rate on a Loan resulting from a change in the Applicable Rate or Eurodollar Reserve Percentage shall become effective as of the opening of business on the day such change in the Applicable Rate or Eurodollar Reserve Percentage becomes effective. Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders, in the absence of manifest error.

2.11 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Loan Note and/or a Term Loan Note which shall evidence such Lender’s applicable Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Revolving Share or Pro Rata Term Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be

Mattel Asia Pacific Sourcing Limited Credit Agreement

deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions in the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Company, in its capacity as operating agent for the Borrower, at the Designated Domestic Office of such failure to fund, and may make a demand therefor upon the Company, in its capacity as operating agent for the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or its obligation to fund its Pro Rata Term Share of the Term Loan or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Mattel Asia Pacific Sourcing Limited Credit Agreement

A notice of the Administrative Agent to any Lender or the Company, in its capacity as operating agent for the Borrower, with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly and, in any event, if practicable, not later than the next Business Day, return such funds (in like funds as received from such Lender) to such Lender no later than the next Business Day, without interest.

(e) The obligations of the Revolving Lenders hereunder to make Revolving Loans are several and not joint. The failure of any Revolving Lender to make any Revolving Loan on any date required hereunder shall not relieve any other Revolving Lender of its corresponding obligation to do so on such date, and no Revolving Lender shall be responsible for the failure of any other Revolving Lender to so make its Revolving Loan.

(f) The obligations of the Term Loan Lenders to fund each of their respective Pro Rata Term Shares of the Term Loan Facility are several and not joint. The failure of any Term Loan Lender to fund its Pro Rata Term Share of the Term Loan Facility on the Effective Date shall not relieve any other Term Loan Lender of its corresponding obligation to do so on the Effective Date, and no Term Loan Lender shall be responsible for the failure of any other Term Loan Lender so to fund its Pro Rata Term Share of the Term Loan Facility.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans or Segment of the Term Loan made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans and/or portion of the Term Loan, as applicable, made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loans or such Segment of the Term Loan pro rata with the Revolving Lenders or Term Loan Lenders, as applicable ; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion) or otherwise, such purchase shall to that extent be rescinded and each other Revolving Lender or Term Loan Lender, as applicable, shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of

Mattel Asia Pacific Sourcing Limited Credit Agreement

the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.07) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 3.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Subject to Section 3.01(d) and Section 3.01(f), any and all payments by a Loan Party to each Lender or the Administrative Agent under this Agreement or the Guaranty (as applicable) shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s or the Administrative Agent’s net income by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, the applicable Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 3.01(f), the applicable Loan Party shall indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by such Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such Lender or the Administrative Agent makes written demand therefor.

(d) If the applicable Loan Party shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under the Guaranty (as

Mattel Asia Pacific Sourcing Limited Credit Agreement

applicable) to any Lender or the Administrative Agent, then, subject to Section 3.01(f): (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Loan Party shall make such deductions, and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e) Within 30 days after the date of receiving the original receipt from the relevant Governmental Authority or other evidence of any payment by the applicable Loan Party of Taxes or Other Taxes, the Company, for itself or in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(f) No Loan Party will be required to pay any additional amounts in respect of Taxes pursuant to this Section 3.01 to any Lender for the account of any Lending Office of such Lender: (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 10.18 in respect of such Lending Office; or (ii) if such Lender shall have delivered to the Company, for itself or in its capacity as operating agent for the Borrower, the form(s) in respect of such Lending Office pursuant to Section 10.18, and such Lender shall not be entitled to exemption from deduction or withholding of income tax in respect of payments by such Loan Party hereunder or under the Guaranty (as applicable) for the account of such Lending Office for any reason other than a change in the applicable law or regulations or in the official interpretation of such law or regulations by any Governmental Person charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such form(s).

(g) If, at any time, the Company, for itself or in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower requests any Lender to deliver any forms or other documentation pursuant to Section 10.18, then the Borrower shall, on demand of such Lender through the Administrative Agent, reimburse such Lender for any costs and expenses (including expenses of outside legal counsel and the allocated costs of in-house counsel) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(h) If a Loan Party is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 3.01(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Loan Party which may thereafter accrue if such change in jurisdiction, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

3.02 Capital Adequacy. If (a) any adoption of or any change in or in the interpretation of any law, rule or regulation, or (b) compliance with any guideline, request or directive of any central bank or other Governmental Person or quasi-governmental authority

Mattel Asia Pacific Sourcing Limited Credit Agreement

exercising control over banks or financial institutions generally or any court (whether or not having the force of law), or (c) any change in the force or effectiveness of the regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 225 (Appendix A), 12 C.F.R. Part 208 (Appendix A) or 12 C.F.R. Part 325 (Appendix A) requires that the commitments of any Lender hereunder (including, without limitation, commitments and obligations in respect of Loans) be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender (a “Change in Law”), the result of which is to reduce the rate of return on such Lender’s capital as a consequence of such commitments to a level below that which such Lender could have achieved but for such Change in Law, taking into consideration such Lender’s policies with respect to capital adequacy, by an amount which such Lender deems to be material, the Lender shall deliver to the Company, in its capacity as operating agent for the Borrower, at the Designated Domestic Office a statement of the amount necessary to compensate such Lender for the reduction in the rate of return on its capital attributable to such commitments (the “Capital Compensation Amount”). The Lender shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. The Lender shall from time to time notify the Company, in its capacity as operating agent for the Borrower, at the Designated Domestic Office of the amount so determined. Such amount shall be due and payable by the Borrower to such Lender ten Business Days after such notice is given. As soon as practicable after any Change in Law, each Lender seeking compensation under this Section shall submit to the Company, in its capacity as operating agent for the Borrower, at the Designated Domestic Office estimates of the Capital Compensation Amounts that would be payable as a function of such Lender’s commitments hereunder.

3.03 Illegality.

(a) If any Lender shall determine that any Law or any change therein or in the interpretation or administration thereof has made it unlawful, or that any Governmental Person has asserted that it is unlawful, for any Lender or its Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Company, in its capacity as operating agent for the Borrower, through the Administrative Agent delivered to the Designated Domestic Office, the obligation of the Lender to make Eurodollar Rate Loans shall be suspended until the Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(b) If a Lender shall determine that any Law or any change therein or in the interpretation or administration thereof has made it unlawful, or that any Governmental Person has asserted that it is unlawful, for any Lender or its Lending Office to maintain any Eurodollar Rate Loan, the Borrower shall prepay all Eurodollar Rate Loans of the Lender then outstanding, together with interest accrued thereon, or convert all Eurodollar Rate Loans of the Lender then outstanding to Base Rate Loans pursuant to Section 2.04, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.05.

Mattel Asia Pacific Sourcing Limited Credit Agreement

(c) If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been terminated, the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower may elect, by giving notice to the Lender through the Administrative Agent that all Loans which would otherwise be made by the Lender as Eurodollar Rate Loans shall be instead Base Rate Loans.

(d) Before giving any notice to the Administrative Agent pursuant to this Section 3.03, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.04 Increased Costs and Reduction of Return. If any Lender shall determine that, due to either (a) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any Governmental Person (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Lender to the Company, in its capacity as operating agent for the Borrower, at the Designated Domestic Office (with a copy of such demand to the Administrative Agent), pay to such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs. Each Lender agrees to notify the Company, in its capacity as operating agent for the Borrower, at the Designated Domestic Office of the occurrence of such an increased cost event promptly after obtaining knowledge thereof.

3.05 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of: (a) the failure of the Borrower to make any payment or prepayment of principal of any Eurodollar Rate Loan (including payments made after any acceleration thereof); (b) the failure of the Borrower to borrow, continue or convert a Loan after the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower has given (or is deemed to have given) a Revolving Loan Notice or a Term Loan Interest Rate Selection Notice; (c) the failure of the Borrower to make any prepayment after the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower has given a notice in accordance with Section 2.06; or (d) the prepayment of a Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto (including as a result of a request by the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower pursuant to Section 10.22, it being agreed that the receipt by a Lender of any payment from a purchasing Lender under Section 10.22 shall be deemed a prepayment for purposes of this Section 3.05); including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under Section 3.04 and this Section 3.05, each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Base Rate used

Mattel Asia Pacific Sourcing Limited Credit Agreement

in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded. This covenant shall survive the payment in full of all other Obligations.

3.06 Inability to Determine Rates. If the Administrative Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or if the Requisite Lenders advise the Administrative Agent in writing that the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will forthwith give notice of such determination to the Company, in its capacity as operating agent for the Borrower, at the Designated Domestic Office and to each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Requisite Lenders revokes such notice in writing. Upon receipt of such notice, the Company, in its capacity as operating agent for the Borrower, or the Borrower may revoke any Revolving Loan Notice or Term Loan Interest Rate Selection Notice then submitted by it. If the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower does not revoke such notice with respect to Loans, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Company, in its capacity as operating agent for the Borrower, or the Borrower but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

3.07 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.08 Survival. The agreements and obligations of the Borrower in this Section 3 shall survive the payment of all other Obligations.

SECTION 4.

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness. The effectiveness of the Agreement is subject to satisfaction of the following conditions precedent on or before December 9, 2005:

(a) The Borrower shall deliver to the Administrative Agent and Lenders (or to the Administrative Agent for the Lenders with sufficient originally executed copies for each Lender, except for any Notes):

Mattel Asia Pacific Sourcing Limited Credit Agreement

(i) This Agreement, duly executed and delivered by the Borrower, the Company, the Administrative Agent and all Lenders;

(ii) The Guaranty, duly executed and delivered by the Company;

(iii) A (x) Revolving Loan Note, duly executed and delivered by the Borrower, drawn to the order of each Revolving Lender requesting a Revolving Loan Note, with appropriate insertions and (y) Term Loan Note, duly executed and delivered by the Borrower, drawn to the order of each Term Loan Lender requesting a Term Loan Note, with appropriate insertions;

(iv) Copies of the resolutions of the board of directors or the executive committee of each Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, certified as of the Effective Date by the secretary or an assistant secretary of such Loan Party;

(v) A certificate of the secretary or assistant secretary of each Loan Party, certifying the names and true signatures of the officers or directors of such Loan Party authorized to execute and deliver the Loan Documents to which it is a party;

(vi) The Organization Documents of each Loan Party as in effect on the Effective Date, certified (to the extent applicable) by the secretary of state (or such other appropriate Governmental Person) of its state or jurisdiction of its incorporation or formation as of a recent date, in each case, certified by the secretary or assistant secretary of such Loan Party as of the Effective Date;

(vii) A good standing certificate for each Loan Party (or, with respect to the Borrower, a certificate to continue registration) from the secretary of state (or such other appropriate Governmental Person) of its state or jurisdiction of incorporation or formation dated as of a recent date;

(viii) Executed copies of one or more favorable written opinions of (i) Deacons, local counsel to the Borrower and (ii) a Senior Counsel of the Company and Latham & Watkins LLP, counsel to the Company and the Borrower, each dated as of the Effective Date, substantially in the form of Exhibit D hereto relating to the Loan Parties and as to such other matters as the Administrative Agent and the Lenders may reasonably request; and

(ix) A certificate signed by one of the officers authorized to deliver an Officers’ Certificate certifying (A) that the conditions specified in Sections 4.01(c) and (d) have been satisfied, (B) that there has been no event or circumstance since the date of the audited financial statements dated December 31, 2004 referred to in Section 5.08 which has a Material Adverse Effect; and (C) the current ratings on the Company’s long-term unsecured Indebtedness by S&P, Moody’s and Fitch.

(b) The Borrower shall have paid all fees payable pursuant to Sections 2.09(b) and (c).

Mattel Asia Pacific Sourcing Limited Credit Agreement

(c) The representations and warranties of each Loan Party contained in any Loan Document shall be true, correct and complete in all material respects on and as of the Effective Date.

(d) No Default or Event of Default shall exist.

(e) Each Loan Party shall have performed in all material respects all agreements which this Agreement provides shall be performed by it on or before the Effective Date.

4.02 Conditions to All Loans. The obligation of each Lender to honor any request for any Loan (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) is subject to the following further conditions precedent that, as of the applicable Funding Date:

(a) The Administrative Agent shall have received on or before that Funding Date a Revolving Loan Notice or Term Loan Interest Rate Selection Notice signed by a Responsible Officer of the Company, in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Borrower;

(b) The representations and warranties of each Loan Party contained in any Loan Document (except the representation and warranty contained in Section 5.09 and, in the case of a Borrowing of Loans where the aggregate principal amount of the Loans being made on that Funding Date equals or is less than the aggregate principal amount of Loans maturing on that Funding Date, the representation and warranty contained in Section 5.11), shall be true, correct and complete in all material respects on and as of that Funding Date (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date to the same extent as though made on and as of that Funding Date);

(c) No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion; and

(d) No “Default” or “Event of Default” (as such terms are defined in the Company Credit Agreement) has occurred and is continuing under the Company Credit Agreement, and no “Default” or “Event of Default” would result from such Borrowing or continuation or conversion.

Each request of any Loan (other than a Revolving Loan Notice or a Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) submitted by the Company, in its capacity as operating agent for the Borrower, or the Borrower hereunder shall constitute a representation and warranty by each Loan Party hereunder, as of the Funding Date, that the conditions in Section 4.02 are satisfied or waived.

Mattel Asia Pacific Sourcing Limited Credit Agreement

SECTION 5.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make any extension of credit hereunder, each Loan Party represents and warrants to each Lender and the Administrative Agent that the following statements are true, correct and complete:

5.01 Organization and Powers. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; and, except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, each Material Company Subsidiary and each Material Borrower Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and each has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and, in the case of the Borrower, to enter into this Agreement to issue the Notes and to carry out the transactions contemplated hereby and thereby and in the case of the Company, to enter into this Agreement and the Guaranty and to carry out the transactions contemplated hereby and thereby.

5.02 Good Standing. Each Loan Party and, except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, each Material Company Subsidiary and each Material Borrower Subsidiary is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has or will have no Material Adverse Effect.

5.03 Material Subsidiaries. Except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, Schedule 5.03 hereto correctly sets forth the name, jurisdiction of incorporation and ownership interest of (a) the Company in each Material Company Subsidiary as of the date hereof and (b) the Borrower in each Material Borrower Subsidiary as of the date hereof.

5.04 Authorization of Borrowing. The execution, delivery and performance of each Loan Document to which it is a party and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate action by each Loan Party party to such Loan Document.

5.05 No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party and the issuance, delivery and payment of the Notes do not and will not (a) violate the Organization Documents of any Loan Party, (b) violate any provision of law applicable to any Loan Party, or any material order, judgment or decree of any court or other agency of government binding on any Loan Party, the violation of which would result in a Material Adverse Effect, (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party, (d) result in or require the creation or imposition of any material lien, security interest, charge or encumbrance of any nature whatsoever upon any material properties or assets of any Loan Party,

Mattel Asia Pacific Sourcing Limited Credit Agreement

or (e) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party.

5.06 Governmental Consents. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and each agreement, document, or instrument required hereunder, and the issuance, delivery and payment of the Notes do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any foreign, Federal, state or other Governmental Person or regulatory body or other such Person which has not been obtained.

5.07 Binding Obligation. This Agreement is, and each other Loan Document to which it is a party, when executed and delivered hereunder will be, the legally valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

5.08 Financial Condition.

(a) The Company has heretofore delivered to the Lenders a consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2004 and related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, audited by PricewaterhouseCoopers LLP and all other financial statements required to be delivered pursuant to Section 6.01. All such statements were prepared in accordance with GAAP and fairly present the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations and statement of cash flow of the Company and its Subsidiaries for the period then ended. Neither the Company nor any of its Subsidiaries has any material Contingent Obligation, liability for taxes or long-term lease which as of the date of this Agreement, individually or in the aggregate, would, if it became absolute, result in a Material Adverse Effect which is not reflected in the financial statements delivered prior to the date hereof or in the notes thereto.

(b) The Borrower has heretofore delivered to the Lenders an unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2005, and the related consolidated statements of income or operations for the nine-month period ended on that date and all such statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The Borrower has heretofore delivered to the Lenders the annual audited Hong Kong statutory balance sheet of the Borrower for the fiscal year ended December 31, 2004 and related profit and loss account, statement of changes in equity and cash flow statement of the Borrower for such fiscal year, audited by PricewaterhouseCoopers LLP and all other financial statements required to be delivered pursuant to Section 6.01. All such statements were prepared in

Mattel Asia Pacific Sourcing Limited Credit Agreement

accordance with Hong Kong GAAP and give a true and fair view of the affairs of the Borrower as at the date thereof and of the profit and cash flow of the Borrower for the year then ended. Neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation, liability for taxes or long-term lease which as of the date of this Agreement, individually or in the aggregate, would, if it became absolute, result in a Material Adverse Effect which is not reflected in the financial statements delivered prior to the date hereof or in the notes thereto.

5.09 Changes, Etc. Since December 31, 2004, there has been no event or events that have, either individually or in the aggregate, resulted in a Material Adverse Effect.

5.10 Title to Properties. Each Loan Party and its Subsidiaries have good, sufficient and legal title to all the properties and assets reflected in the consolidated balance sheet referred to in Section 5.08 except as set forth in said balance sheet or in the notes thereto, except for assets acquired or disposed of in the ordinary course of business or as otherwise permitted by this Agreement or the Company Credit Agreement since December 31, 2004 and except for immaterial defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

5.11 Litigation; Adverse Facts. Except as set forth on Schedule 5.11 hereto, there is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity or before or by any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of each Loan Party, threatened against or affecting such Loan Party or any of its Subsidiaries or any of such Loan Party’s or such Subsidiaries’ properties which, in the reasonable judgment of such Loan Party and its executive officers (assuming adverse determination of facts which each Loan Party in good faith believes it would not successfully disprove, and considering damages which in their best judgment is the maximum that would be awarded upon, and the likelihood of, an adverse determination of the claim or the amount which reflects their best judgment as to that required to be paid to settle the claims) would result in a Material Adverse Effect and there is no basis known to such executive officers for any such action, suit or proceeding. No Loan Party nor any Subsidiary of a Loan Party is (i) in violation of any applicable law which could result in a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could result in a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of each Loan Party, threatened against or affecting such Loan Party or any of its Subsidiaries which provides a reasonable basis for questioning the validity or the enforceability of any Loan Document.

5.12 Payment of Taxes. All tax returns and reports of each Loan Party and the Material Company Subsidiaries and the Material Borrower Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon each Loan Party and its Subsidiaries and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable or bonded against, except to the extent permitted by Section 6.04. No Loan Party knows of any

Mattel Asia Pacific Sourcing Limited Credit Agreement

proposed tax assessment against it or any of its Subsidiaries that would result in a Material Adverse Effect.

5.13 Agreements. No Loan Party nor any Subsidiary of any Loan Party is a party to or is subject to any material agreement or instrument or charter or other internal restriction which results in a Material Adverse Effect.

5.14 Performance. No Loan Party nor any Subsidiary of any Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of such Loan Party or such Subsidiary, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, would not result in a Material Adverse Effect.

5.15 Governmental Regulation. No Loan Party nor any Subsidiary of any Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting its ability in any material way to incur Indebtedness for money borrowed.

5.16 Employee Benefit Plans. The Company and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans. Neither the Company nor any of its ERISA Affiliates has participated in or participates in any Multiemployer Plan the withdrawal from which may result in any liability to any party in an amount in excess of $100,000,000. Neither the Borrower nor any of its Subsidiaries has any Pension Plan, ERISA Affiliates or any other employee benefit plan or other employee plans that are subject to ERISA. The Borrower and its Subsidiaries are in compliance in all material respects with any applicable Laws with respect to any employee benefits plans, pension plans or other employee plans.

5.17 Environmental Matters. Each Loan Party conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof such Loan Party has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.18 Disclosure. No representation or warranty of any Loan Party contained in this Agreement or any other document, certificate or written statement furnished to the Lenders by any Loan Party since December 31, 2004 for use in connection with the transactions contemplated by this Agreement as of the date of this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the officers of any Loan Party in the case of any document or fact not furnished by it) necessary in order to make the statements contained herein or therein not misleading except to the extent that any such statement or omission that was untrue or misleading at the time made or that subsequently became untrue or misleading has been superseded or corrected by information provided to the Lenders prior to the date of this Agreement. The projections and pro forma financial information contained in such

Mattel Asia Pacific Sourcing Limited Credit Agreement

written materials are based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the officers of any Loan Party as of the date of this Agreement (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, which has not been disclosed herein or in the written materials referred to in Section 5.08 other than as disclosed in writing to the Lenders on or before the date hereof.

SECTION 6.

AFFIRMATIVE COVENANTS

Each Loan Party agrees from the Effective Date until payment in full of all Obligations and termination of the Aggregate Revolving Credit Commitments, unless the Requisite Lenders shall otherwise give prior written consent, each Loan Party (to the extent applicable) will perform all covenants in this Section 6.

6.01 Financial Statements. Each Loan Party will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, except for the Borrower’s financial statements, which shall be prepared in accordance with Hong Kong GAAP. The Borrower and the Company (as applicable) will deliver, or cause to be delivered, to the Administrative Agent and to each Lender:

(a) as soon as practicable and in any event not later than 55 days after the end of each of the first three fiscal quarters of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and for the fiscal year to date and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flow all in reasonable detail and certified by the Chief Financial Officer, Executive Vice President Finance or the Treasurer of the Company that the consolidated statements and other materials required by this clause (a) fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from year-end audit and normal year-end adjustments;

(b) as soon as practicable and in any event not later than 100 days after the end of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated (and, as to statements of income only, consolidated and consolidating) statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form the consolidated figures for the previous year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon of PricewaterhouseCoopers LLP or other Registered Public Accounting Firm of recognized national standing selected by the Company (the “Auditor”) which report shall state that such consolidated

Mattel Asia Pacific Sourcing Limited Credit Agreement

financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of such consolidating financial statements, certified by the chief financial or accounting officer of the Company;

(c) as soon as practicable and in any event not later than (i) 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) 100 days after the end of last fiscal quarter of each fiscal year of the Borrower, (x) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period and for the fiscal year to date and the related consolidated statements of income or operations all in reasonable detail and (y) the aggregate amount of capital expenditures and the aggregate amount of dividends and distributions and in the case of clauses (x) and (y) certified by a Responsible Officer of the Borrower that the consolidated statements and other materials required by this clause (c) have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from year-end audit and normal year-end adjustments;

(d) as soon as practicable and in any event not later than nine months after the end of each fiscal year of the Borrower, an annual audited Hong Kong statutory consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related profit and loss account, statement of changes in equity and cash flow statement of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form the consolidated figures for the previous year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent accounting firm of recognized national standing selected by the Borrower (the “Auditor”) which report shall state that such consolidated financial statements give a true and fair view of the affairs of the Borrower and its Subsidiaries as at the dates indicated and of their profit and cash flow for the periods indicated in accordance with Hong Kong GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with statements of auditing standards issued by the Hong Kong Institute of Certified Public Accountants; and

(e) as soon as practicable and in any event not later than 100 days after the end of each fiscal year of the Company, a report of the management on the Company’s internal control over financial reporting pursuant to Item 308(a) of Regulation S-K promulgated under the Exchange Act, and any report of the Auditor with respect the Company’s internal controls required to be publicly filed with the Securities and Exchange Commission or any Governmental Person succeeding to any of its functions pursuant to applicable federal securities laws.

6.02 Certificates; Other Information. Each Loan Party (as applicable) will deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Requisite Lenders:

Mattel Asia Pacific Sourcing Limited Credit Agreement

(a) together with each delivery of financial statements of each Loan Party and its Subsidiaries pursuant to Sections 6.01(a), (b), (c) and (d) above, an Officers’ Certificate (i) stating that the signers have reviewed the terms of this Agreement and the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of each Loan Party and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof, and (ii), with respect only to the financial statements delivered pursuant to Sections 6.01(a) and (b), demonstrating in reasonable detail compliance during (to the extent required) and at the end of such accounting periods with the restrictions contained in Sections 7.05 and 7.06;

(b) together with each delivery of consolidated financial statements of the Company and its Subsidiaries pursuant to Section 6.01(b) above, a written statement by the independent accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement as they relate to accounting matters, and (ii) stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination. The Administrative Agent shall have the right, from time to time, to discuss the affairs of the Company directly with such independent certified public accountants;

(c) promptly upon receipt thereof, copies of all reports submitted to any Loan Party (including, without limitation, such Company’s Board of Directors) by such Loan Party’s independent accountants in connection with each annual, interim or special audit of the consolidated financial statements of such Loan Party made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit; and

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary, and, promptly upon their becoming effective, and in any event within 15 days of filing, all regular and periodic reports and all registration statements and prospectuses that have been filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Person succeeding to any of its functions (including notice of any Internal Control Event which the Company has determined requires remediation, and copies of all documents, reports or correspondence related thereto which have been publicly filed with the Securities and Exchange Commission or any Governmental Person succeeding to any of its functions), and all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company and its Subsidiaries.

Mattel Asia Pacific Sourcing Limited Credit Agreement

Each document required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) shall be deemed to have been delivered on the date on which the Company posts such document on the Company’s website on the Internet at the website address listed on Schedule 10.02, or when such document is posted on the Securities and Exchange Commission’s website at www.sec.gov or on IntraLinks; provided that the Company shall deliver paper copies of all such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this paragraph, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, such Loan Party shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of the applicable federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, no Loan Party shall be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Each Loan Party will promptly notify the Administrative Agent and each Lender:

(a) promptly upon any Responsible Officer of such Loan Party obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that the Administrative Agent or any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Default under this Agreement, (ii) of any condition or event which would be required to be disclosed in a current report filed by the Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4 and 6 of such Form as in effect on the date hereof) if the Company were required to file such reports under the Exchange Act, (iii) that any Person has given any notice to such Loan Party or any Subsidiary of such Loan Party or taken any other action with respect to a claimed default or event or condition of the type

Mattel Asia Pacific Sourcing Limited Credit Agreement

referred to in Section 8.01, (iv) of the institution of any litigation which could reasonably be expected to result in liability of such Loan Party or any Subsidiary of such Loan Party equal to or greater than $20,000,000 or any adverse determination in any litigation involving a potential liability of such Loan Party or any Subsidiary of such Loan Party equal to or greater than $20,000,000, or (v) of a Material Adverse Effect, in each case an Officers’ Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Default, event or condition, and what action the applicable Loan Party has taken, is taking and proposes to take with respect thereto;

(b) promptly after the acquisition of any Material Company Subsidiary or any Material Borrower Subsidiary, notice of such acquisition;

(c) promptly upon any Responsible Officer of the Company obtaining knowledge, notice of any change in the ratings on the Company’s long-term unsecured Indebtedness by S&P, Moody’s or, Fitch; and

(d) with reasonable promptness, such other information and data with respect to any Loan Party or any Subsidiary of any Loan Party as from time to time may be reasonably requested by any Lender or the Administrative Agent, including any financial reports regularly prepared by any Loan Party for internal use.

6.04 Corporate Existence, etc. Except as permitted or not prohibited in Section 7.03, each Loan Party will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and those of each of the Material Company Subsidiaries and each of the Material Borrower Subsidiaries; provided that the corporate existence and the rights and franchises of any Material Company Subsidiary (other than the Borrower and its Subsidiaries) or Material Borrower Subsidiary may be terminated or permitted to lapse if such termination or lapse is in the best interest of the Company or the Borrower (as applicable), is approved by the Board of Directors of the Company or the Borrower (as applicable) and is not materially disadvantageous to the holder of any Note.

6.05 Payment of Taxes and Claims; Tax Consolidation. Each Loan Party will, and will cause each of the Material Company Subsidiaries and Material Borrower Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP (or with respect to the Borrower, in conformity with Hong Kong GAAP) shall have been made therefor. No Loan Party will, nor will it permit any Material Company Subsidiary or any Material Borrower Subsidiary to, file or consent to the filing of any

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consolidated income tax return with any Person (other than the Company or a Subsidiary of the Company or the Borrower or a Subsidiary of the Borrower, as the case may be).

6.06 Maintenance of Properties; Insurance. Except as permitted or not prohibited in Section 7.03, each Loan Party will maintain or cause to be maintained in good repair, working order and condition all material properties (other than obsolete properties) used or useful in the business of such Loan Party, the Material Company Subsidiaries and the Material Borrower Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals, substitutions and replacements thereof. Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of the Material Company Subsidiaries and the Material Borrower Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided that the Company may maintain a program of self insurance for the Company and its Material Company Subsidiaries and the Borrower and the Material Borrower Subsidiaries in accordance with sound business practices.

6.07 Inspection of Property and Books and Records. Each Loan Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or Hong Kong GAAP with respect to the Borrower) consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party and its Subsidiaries. Each Loan Party will permit any authorized representatives designated by any Lender at the expense of that Lender, to visit and inspect any of the properties of such Loan Party or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom (but not records relating to intellectual property), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

6.08 Use of Proceeds of Revolving Loans. The Borrower shall use the proceeds of Revolving Loans and the Term Loan for general lawful corporate purposes, including, without limitation financing working capital and capital expenditures and the repatriation of funds to the Company under the American Jobs Creation Act of 2004.

6.09 Environmental Laws. Each Loan Party shall maintain and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Compliance with Laws. Each Loan Party shall maintain and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws applicable to it, except in such instances in which (i) such requirement of Laws is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect

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thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.

NEGATIVE COVENANTS

Each Loan Party agrees from the Effective Date until payment in full of all Obligations and termination of the Aggregate Revolving Credit Commitments, unless the Requisite Lenders shall otherwise give prior written consent, each Loan Party (as applicable) will perform all covenants in this Section 7.

7.01 Indebtedness. The Company will not, and will not permit any Material Company Subsidiaries or the Borrower to, directly or indirectly incur, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness; except:

(a) Indebtedness of the Company and the Material Company Subsidiaries (other than the Borrower and its Subsidiaries) permitted pursuant to the Company Credit Agreement;

(b) Indebtedness permitted to be secured under Section 7.02;

(c) Non-Priority Indebtedness of the Borrower in an aggregate amount not to exceed $200,000,000; and

(d) Indebtedness incurred under the Company Credit Agreement.

7.02 Liens. No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Loan Party or any such Subsidiary except:

(a) Liens on or with respect to property or assets of the Company and its Subsidiaries (other than the Borrower and its Subsidiaries) to the extent permitted pursuant to the Company Credit Agreement;

(b) Liens on or with respect to property or assets of the Borrower and its Subsidiaries securing Indebtedness for borrowed money not exceeding $50,000,000 in aggregate principal amount at any time;

(c) Liens of the Borrower and its Subsidiaries listed on Schedule 7.02; and

(d) (i) purchase money Liens on newly-acquired Capital Assets of the Borrower and its Subsidiaries and any refinancing of the purchase money indebtedness secured by such purchase money Liens; and (ii) other Liens on newly-acquired Capital Assets of the Borrower and its Subsidiaries; provided that with respect to clause (ii), such Liens on Capital Assets shall not secure Indebtedness for borrowed money in excess of $25,000,000.

7.03 Restriction on Fundamental Changes.

Mattel Asia Pacific Sourcing Limited Credit Agreement

(a) No Loan Party shall, and the Company shall not permit any Material Company Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof. The Company shall not conduct business with the Borrower substantially different than as being conducted on the Effective Date, except to the extent that any such change in the conduct of the business would not reasonably be expected to have a Material Adverse Effect.

(b) No Loan Party shall, and the Company shall not suffer or permit any Material Company Subsidiaries to, and the Borrower shall not suffer or permit any Material Borrower Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of whether in one transaction or in a series of transactions, all or substantially all, of its assets to or in favor of any Person, except:

(i) the Company and the Material Company Subsidiaries (other than the Borrower and its Subsidiaries) may engage in any transaction permitted pursuant to the Company Credit Agreement;

(ii) the Borrower may merge or consolidate with any other Person provided that either (x) the Borrower shall be the continuing or surviving entity and shall continue to be a Wholly Owned Subsidiary of the Company or (y) the continuing or surviving entity shall assume all obligations of the Borrower pursuant to the Loan Documents and shall be a Wholly Owned Subsidiary of the Company; provided, further, that (1) no Default or Event of Default shall result from such merger or consolidation, (2) no Default or Event of Default shall exist prior to such merger or consolidation and (3) the Guaranty shall remain in full force and effect; and

(iii) any Material Borrower Subsidiary may merge, consolidate with or into the Company, the Borrower or another Subsidiary of the Company, or convey, transfer, lease or otherwise dispose all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company, the Borrower or another Subsidiary of the Company.

7.04 Sale or Discount of Receivables. The Company will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, sell with or without recourse, or discount or otherwise sell for less than the face value thereof any of its notes or accounts receivable, except for those permitted pursuant to the Company Credit Agreement.

7.05 Consolidated Funded Indebtedness to Total Capitalization. The Company shall not permit the ratio of the sum of (a) Consolidated Funded Indebtedness plus (b) Combined Purchasers’ Investments to the sum of (x) Consolidated Funded Indebtedness plus (y) Combined Purchasers’ Investments plus (z) the consolidated net worth of the Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP to exceed 60% at the end of each of the first three fiscal quarters in each fiscal year and 50% at the end of each fiscal year.

7.06 Interest Coverage Ratio. The Company shall not permit, as of the last day of each fiscal quarter, the ratio of (a) the sum of (i) its net income from continuing operations, for the four consecutive fiscal quarters ending on such date, before (A) special items, (B) minority

Mattel Asia Pacific Sourcing Limited Credit Agreement

interest, (C) gains on reacquisition of debt, plus (ii) income taxes accrued for the four consecutive fiscal quarters ending on such date, plus (iii) interest accrued for the four consecutive fiscal quarters ending on such date, excluding capitalized interest and without regard to interest income plus (iv) depreciation and amortization for the four consecutive fiscal quarters ending on such date to (b) interest incurred for the four consecutive fiscal quarters ending on such date, including capitalized interest and without regard to interest income, to be less than 3.50 to 1.

7.07 ERISA. The Company will not, and will not permit any of its ERISA Affiliates to, permit the aggregate actuarial present value of all benefit liabilities under all Pension Plans to exceed the aggregate fair market value of the assets of such Pension Plans allocable to such benefit liabilities by more than $100,000,000, determined in accordance with the actuarial assumptions and liabilities set forth in the most recent actuarial valuation prepared with respect to such Pension Plans.

7.08 Margin Regulations. No portion of the proceeds of any Borrowing under this Agreement shall be used by the Borrower for the purpose of “purchasing” or “carrying” any Margin Stock in any manner that would cause any Lender to be in violation of Regulation U of the Federal Reserve Board (or any other regulation of the Federal Reserve Board) or the Exchange Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.

7.09 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

SECTION 8.

EVENTS OF DEFAULT

8.01 Events of Default. Any of the following conditions or events shall constitute an “Event of Default:”

(a) Failure to Make Payments When Due. (i) Failure by the Borrower to pay any required payment of principal under this Agreement or the Term Loan or of any Revolving Loan or any Notes, when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, (ii) failure by the Borrower to pay any required payment of interest under this Agreement or the Term Loan or on any Revolving Loan or any Note or any fees payable pursuant to Section 2 for a period of five days or more after the date such payment is due, or (iii) failure by the Borrower to pay any other amount due under this Agreement within 90 days after written notice thereof; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any Material Company Subsidiaries to pay or any default in the payment of any principal or interest on any Indebtedness incurred under the Company Credit Agreement or otherwise in an amount exceeding

Mattel Asia Pacific Sourcing Limited Credit Agreement

$15,000,000 or any default in any other obligation for the payment of money in an amount in excess of $15,000,000 beyond any period of grace allowed; or (ii) any breach or default (unless cured or waived) with respect to any other term of any evidence of such other Indebtedness incurred under the Company Credit Agreement or otherwise for borrowed money of any Loan Party or any Material Company Subsidiaries in an amount exceeding $15,000,000 or of any loan agreement, mortgage, indenture or other agreement relating thereto, and such breach or default continues after the applicable grace or notice period, if any, specified in the document relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness for borrowed money to become or be declared due prior to its stated maturity; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Sections 6.03(a), 6.04 or Section 7 of this Agreement; or

(d) Breach of Warranty. Any of the Loan Parties’ representations or warranties made in any Loan Document in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

(e) Other Defaults Under Loan Documents. Failure of any Loan Party to perform or comply with any other term or condition contained in any Loan Document to which it is a party thereto, other than the conditions referred to in Subsections (a), (b), (c) and (d) above, and such default shall not have been remedied or waived within 30 days after receipt of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party or any Material Company Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed, or (ii) any other similar relief shall be granted under any applicable federal or state or applicable foreign law; a petition for an involuntary case shall be filed against any Loan Party or any Material Company Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any Material Company Subsidiaries, or over all or substantially all of its property, shall have been entered; or an interim receiver, trustee or other custodian of any Loan Party or any Material Company Subsidiaries for all or substantially all of the property of any Loan Party or any Material Company Subsidiaries shall be appointed involuntarily; and the continuance of any such events in clause (ii) for 45 days unless dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. Any Loan Party or any Material Company Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case, or to the conversion from an involuntary case, under any such law, or shall consent to the

Mattel Asia Pacific Sourcing Limited Credit Agreement

appointment of or taking possession by a receiver, liquidator, sequestrator, trustee or other custodian for all or substantially all of its property; the making by any Loan Party or any Material Company Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of any Loan Party or any Material Company Subsidiaries, or the admission by any Loan Party or any Material Company Subsidiaries in writing of its inability, to generally pay its debts as such debts become due; or the Board of Directors of any Loan Party or any Material Company Subsidiaries adopts any resolution or otherwise takes action to approve any of the foregoing; or

(h) Judgments. Any final money judgment involving in any case an amount in excess of $20,000,000 or in excess of $40,000,000 in the aggregate at any one time for all final judgments shall be entered or filed against any Loan Party or any Material Company Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days or in any event later than five days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party or any Material Company Subsidiary decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j) ERISA. (i) Any Pension Plan maintained by the Company or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA, or (ii) a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan, or (iii) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or (iv) the Company or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if, as of the date of the event listed in clauses (i)-(iv) above or any subsequent date, any of the Company or its ERISA Affiliates has any liability (such liability to include, without limitation, any liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063 or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in clauses (i)-(iv) above for unfunded guarantied vested benefits under the Pension Plans which exceeds the current value of assets accumulated in such Pension Plan by more than $100,000,000; or

(k) Loss of Property. All, or a substantial part of, the property, assets or business of any Loan Party or any Material Company Subsidiary shall be condemned or seized and such condemnation or seizure shall have (after taking into account any insurance or condemnation award) a Material Adverse Effect; or

(l) Cessation of Business. Any Loan Party or any Material Company Subsidiary shall at any time voluntarily or involuntarily suspend its business or a substantial part thereof which would constitute a substantial part of the business of the Company and its Subsidiaries, taken as a whole, and would have a Material Adverse Effect; or

(m) Servicer Default. A Servicer Default (as defined in the Receivables Purchase Agreement) shall occur and be continuing; or

Mattel Asia Pacific Sourcing Limited Credit Agreement

(n) Change of Control. There occurs any Change of Control.

8.02 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Lenders, (a) declare the Revolving Credit Commitment of each Revolving Lender to be terminated, whereupon such Revolving Credit Commitments shall forthwith be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (ii) of paragraph (f) upon the expiration of the 45-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations in respect of the Loan Documents shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans, the Term Loan and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and the Term Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

8.04 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or

Mattel Asia Pacific Sourcing Limited Credit Agreement

remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

SECTION 9.

THE ADMINISTRATIVE AGENT

9.01 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except for rights specifically provided to the Borrower in Section 9.09, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Administrative Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Administrative Agent-Related Persons and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.03 Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or

Mattel Asia Pacific Sourcing Limited Credit Agreement

sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to any Borrowing specifying its objection thereto.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless and until the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with Section 8; provided, however, that unless and until the Administrative Agent

Mattel Asia Pacific Sourcing Limited Credit Agreement

has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of either Loan Party and its respective Subsidiaries or any Affiliate thereof shall be deemed to constitute any representation or warranty by any Administrative-Agent Related Person to any Lender as to any matter, including whether Administrative-Agent Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of either Loan Party or any of its Affiliates which may come into the possession of any Administrative Agent-Related Person.

9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Requisite Lenders or such greater number of Lenders as may be required by the terms of this Agreement shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal

Mattel Asia Pacific Sourcing Limited Credit Agreement

proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and its respective Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include Bank of America in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Administrative Agent under the Receivables Purchase Agreement. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.04 and 10.05 shall inure to the benefit of the Administrative Agent, the Administrative Agent-Related Persons and their sub-agents as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the

Mattel Asia Pacific Sourcing Limited Credit Agreement

Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Other Agents; Arrangers and Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “co-agent”, “lead arranger” or “book manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Mattel Asia Pacific Sourcing Limited Credit Agreement

SECTION 10.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party or any Subsidiary party to any Loan Document therefrom, shall be effective unless in writing signed by the Requisite Lenders and each Loan Party which is a party to such Loan Document, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) increase or extend (i) the Revolving Credit Commitment of any Revolving Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Revolving Lender or (ii) the obligation of any Term Loan Lender to make any portion of the Term Loan without the written consent of such Term Loan Lender;

(c) postpone or extend any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder (including the Term Loan Maturity Date and the Revolving Credit Maturity Date) or under any Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary (i) to amend the definition of “Default Rate” or (ii) to waive any obligation of the Borrower or any other Person to pay interest at the Default Rate;

(e) (i) change any provision of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder or relating to a Pro Rata Revolving Share or Pro Rata Term Share, without the written consent of each Lender; (ii) change the definition of “Requisite Revolving Lenders” or “Pro Rata Revolving Share” without the prior written consent of each Revolving Lender; or (iii) change the definition of “Requisite Term Loan Lenders” or “Pro Rata Term Share” without the prior written consent of each Term Lender;

(f) amend Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(g) discharge the Company of its obligations under the Guaranty without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall unless in writing and signed by the Administrative Agent in addition to the Requisite Lenders or all the Lenders, as the case may

Mattel Asia Pacific Sourcing Limited Credit Agreement

be, affect the rights or duties of the Administrative Agent under any Loan Document; and (ii) no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 4.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders to make any additional Revolving Loan, unless and until the Requisite Revolving Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent. No notice to or demand on the Borrower or the Company, in its capacity as operating agent for the Borrower, in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and, if signed by the Borrower, on the Borrower. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of any Revolving Lender may not be increased or extended nor the principal owing to such Revolving Lender be reduced without the consent of such Revolving Lender and the Pro Rata Term Share of any Term Loan Lender may not be increased or extended nor the principal owing to such Term Loan Lender be reduced without the consent of such Term Loan Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; provided, however, that any address, facsimile number, electronic mail address or telephone number of Company, in its capacity as operating agent for the Borrower, must be to a Designated Domestic Office; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, in its capacity as operating agent for the Borrower, or the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the

Mattel Asia Pacific Sourcing Limited Credit Agreement

recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Company or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Company, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices or Term Loan Interest Selection Notices) purportedly given by or on behalf of the Borrower or the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and/or the Company, as applicable, shall indemnify each Administrative Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower and/or the Company, as the case may be. All telephonic notices to and other communications with the Administrative Agent pursuant to Section 2, and all other telephonic notices to the Administrative Agent intended by the Borrower or the Company to satisfy the notice requirements set forth in Section 6 made in compliance with the terms hereof, may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) Change of Address, Etc. Each of the Borrower, the Company and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto; provided, however, that any change of address of the Company, in its capacity as operating agent for the Borrower, must be to another Designated Domestic Office. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail

Mattel Asia Pacific Sourcing Limited Credit Agreement

address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

10.03 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Lender, the Administrative Agent or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or any Notes are cumulative to and not exclusive of, any rights or remedies otherwise available.

10.04 Attorney Costs; Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all actual and reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all actual search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other actual and reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this Section 10.04 shall be payable within 30 days after submission of an invoice therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Administrative Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement or performance of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative and the Administrative Agent-Related Persons only, the administration of this Agreement and the other Loan Documents, (b) any Revolving Credit Commitment or Loan or the use or proposed use of

Mattel Asia Pacific Sourcing Limited Credit Agreement

the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any Loan, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding related to or arising out of this Agreement or any Loan Document or the Loans or the use of the proceeds thereof or the transactions contemplated hereby or thereby), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of and during the continuance of any Event of Default (after the giving of any notice and the expiration of any grace period contained in the definition thereof), each Lender and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate any and all deposits (including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower and to apply any such amounts in accordance with the provisions of Section 2.12 irrespective of whether or not that Lender or that subsequent holder shall have made any demand hereunder and whether or not such deposits or other indebtedness

Mattel Asia Pacific Sourcing Limited Credit Agreement

are otherwise fully secured and Lender and that subsequent holder is hereby irrevocably authorized to permit such setoff and appropriation. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loans hereunder.

10.09 Survival of Representations and Warranties of Certain Agreements.

(a) All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof.

(b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.09, 3, 10.04 and 10.05 and the agreements of the Lenders set forth in Sections 2.13, 9, 10.06 and 10.10 shall survive the payment of the Obligations by the Borrower and the termination of this Agreement.

Mattel Asia Pacific Sourcing Limited Credit Agreement

10.10 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with and subject to the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Revolving Loans, or of its Pro Rata Term Share of the Term Loan at the time owing to it (such Lender’s portion of Loans and commitments with respect to each of the Revolving Credit Facility and the Term Loan Facility (each, an “Applicable Facility”) being referred to in this Section 10.10 as its “Applicable Share”)) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Applicable Share of the Applicable Facility at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share (which for this purpose includes Loans outstanding thereunder) with respect to each Applicable Facility, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) $5,000,000 with respect to the Revolving Credit Facility and (B) $1,000,000 with respect to the Term Loan Facility, unless in either case each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations between the Applicable Facilities on a non-pro rata basis;

(iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

Mattel Asia Pacific Sourcing Limited Credit Agreement

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.10, and the Eligible Assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Revolving Credit Lender, Term Loan Lender, or both, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Loans, or of its Pro Rata Term Share of the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or

Mattel Asia Pacific Sourcing Limited Credit Agreement

instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d) and (g) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company, in its capacity as operating agent for the Borrower, is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.18 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or the Company or any of the Company’s Affiliates or Subsidiaries; and provided, further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending to the Borrower or receiving payment from the Borrower and the Company without the imposition of any additional Taxes or Other Taxes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Mattel Asia Pacific Sourcing Limited Credit Agreement

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

10.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree or be obligated to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority purporting to have jurisdiction over it, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or the Lender, as the case may be, shall disclose only the information required by such request and shall (if permitted by applicable laws or regulations) notify the applicable Loan Party in advance of such disclosure so that such Loan Party may seek an appropriate protective order, (d) to any other party hereto, (e) if an Event of Default exists in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the applicable Loan Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the applicable Loan Party. For purposes of this Section, “Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning either Loan Party or a Subsidiary of a Loan Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities laws.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or

Mattel Asia Pacific Sourcing Limited Credit Agreement

impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Obligations Several. The obligation of each Lender hereunder is several, and no Lender shall be responsible for any obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or another entity.

10.14 Certain Changes. If at any time, (a) any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 5.08(a) hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or requested by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 6 and 7, or (b) the Company changes the manner in which its fiscal year, fiscal quarters and fiscal months are determined, the parties hereto agree to enter into negotiations in good faith in order to amend the appropriate provisions of this Agreement (subject to the approval of the Requisite Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition and operations or establishing limitations hereunder shall be the same after such changes as if such changes had not been made; provided that, until so amended (i) such calculation shall continue to be computed in accordance with the accounting principles from those used in the preparation of the financial statements referred to in Section 5.08(a) prior to such change therein and (ii) to the extent reasonably requested, the Company shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

10.15 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.16 Counterparts. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Mattel Asia Pacific Sourcing Limited Credit Agreement

10.18 Tax Forms. (a) On or prior to the date on which any Foreign Lender becomes a Lender under this Agreement, such Foreign Lender shall deliver to the Company, for itself or in its capacity as operating agent for the Borrower (acting through its Designated Domestic Office) (with a copy to the Administrative Agent), all required documents indicating that such Foreign Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document. In addition, any Lender, if requested by the Company, for itself or in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company, for itself or in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), or the Administrative Agent as will enable the applicable Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Loan Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for exemption from United States Federal withholding tax under an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, for itself or in its capacity as operating agent for the Borrower (acting through the Designated Domestic Office), as the Administrative Agent or the Company, for itself or in its capacity as operating

Mattel Asia Pacific Sourcing Limited Credit Agreement

agent for the Borrower (acting through the Designated Domestic Office), shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by a Loan Party pursuant to this Agreement or the Guaranty or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Loan Party make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Loan Parties shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Loan Party, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Person asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.19 Applicable Law.

(a) This Agreement, any Notes and the other Loan Documents (except for the Guaranty) shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

(b) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the county of New York or of the United States for the

Mattel Asia Pacific Sourcing Limited Credit Agreement

Southern District of such State, and by execution and delivery of this Agreement, each of the Administrative Agent, the Borrower and the Lenders consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each of the Administrative Agent, the Borrower and the Lenders irrevocably waives any objection to the laying of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement. The Administrative Agent, the Borrower and the Lenders each waive personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

10.20 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.21 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act and the Borrower agrees to provide the Administrative Agent and the Lenders with any such information as the Administrative Agent or any Lender may reasonably request.

10.22 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.02 or 3.04, (ii) any Lender is not obligated to fund or maintain Eurodollar Rate Loans or Eurodollar Rate Segments pursuant to Section 3.03, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iv) any Lender is a Defaulting Lender or (v) any Lender has not consented to a proposed amendment, modification or waiver under this Agreement that requires the consent of all Lenders, all Revolving Lenders or all Term Loan Lenders, as the case may be, and which has been approved by Requisite Lenders, Requisite Revolving Lenders or Requisite Term Loan Lenders, as the case may be, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this

Mattel Asia Pacific Sourcing Limited Credit Agreement

Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) either the Borrower or the new Lender shall have paid to the Administrative Agent the assignment fee specified in Section 10.10(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.23 Appointment.

(a) Inasmuch as the Borrower does not maintain any office in the United States, the Borrower hereby irrevocably appoints the Company, and the Company accepts the appointment, to act as the Borrower’s operating agent for the purpose of giving and receiving notice within the United States under this Agreement and the other Loan Documents; provided that nothing in this Section 10.23 shall modify the Borrower’s right to give notice.

(b) The Borrower hereby irrevocably appoints the Company, and the Company accepts the appointment, to act as the Borrower’s agent for the purpose of receiving, accepting and acknowledging service on its behalf in any legal process issued in connection with this Agreement or any other Loan Document. The Borrower hereby gives the Company an irrevocable power of attorney to receive, accept and acknowledge, on the Borrower’s behalf, any service of process, writ, summons or notice sent in connection with this Agreement or any other Loan Document to the Borrower.

10.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent

Mattel Asia Pacific Sourcing Limited Credit Agreement

may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

Mattel Asia Pacific Sourcing Limited Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MATTEL ASIA PACIFIC SOURCING
LIMITED

By:	/s/ Kwong Wai King, Frances
Name:	Kwong Wai King, Frances
Title:	Director

Solely with respect to the provisions of Sections
3.01, 5, 6, 7, 10.02, 10.18 and 10.23:

MATTEL, INC.

By:	/s/ Michael A. Salop
Name:	Michael A. Salop
Title:	Treasurer and Senior Vice President

Mattel Asia Pacific Sourcing Limited Credit Agreement

BANK OF AMERICA, N.A., as Administrative
Agent

By:	/s/ Anthea Del Bianco
Name:	Anthea Del Bianco
Title:	Vice President

Mattel Asia Pacific Sourcing Limited Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Vice President

Mattel Asia Pacific Sourcing Limited Credit Agreement

BARCLAYS BANK PLC

By:	/s/ David Barton
Name:	David Barton
Title:	Associate Director

Mattel Asia Pacific Sourcing Limited Credit Agreement

CITICORP USA, INC.

By:	/s/ Carolyn Wendler
Name:	Carolyn Wendler
Title:	Vice President and Managing Director

Mattel Asia Pacific Sourcing Limited Credit Agreement

BNP PARIBAS HONG KONG BRANCH

By:	/s/ Paul Yang
Name:	Paul Yang
Title:	Deputy Head of North & East Asia

By:	/s/ Jacques Jouve
Name:	Jacques Jouve
Title:	Managing Director, Senior Banker

Mattel Asia Pacific Sourcing Limited Credit Agreement

SOCIÉTÉ GÉNÉRALE

By:	/s/ Carol Radice
Name:	Carol Radice
Title:	Vice President

Mattel Asia Pacific Sourcing Limited Credit Agreement

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

Mattel Asia Pacific Sourcing Limited Credit Agreement

THE BANK OF NOVA SCOTIA, as a Revolving Lender

By:	/s/ Maarty Van Otterloo
Name:	Maarty Van Otterloo
Title:	Managing Director

Mattel Asia Pacific Sourcing Limited Credit Agreement

SCOTIABANC INC., as a Term Loan Lender

By:	/s/ William E. Zarrett
Name:	William E. Zarrett
Title:	Managing Director

Mattel Asia Pacific Sourcing Limited Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Charlotte Sohn Fuiks
Name:	Charlotte Sohn Fuiks
Title:	Managing Director

Mattel Asia Pacific Sourcing Limited Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, LOS ANGELES OFFICE

By:	/s/ Yoshihiro Hyakutome
Name:	Yoshihiro Hyakutome
Title:	Joint General Manager

Mattel Asia Pacific Sourcing Limited Credit Agreement

M&T BANK

By:	/s/ Penny J. Beckwith
Name:	Penny J. Beckwith
Title:	Vice President

Mattel Asia Pacific Sourcing Limited Credit Agreement

SANPAOLO IMI SPA

By:	/s/ Renato Carducci
Name:	Renato Carducci
Title:	GM

By:	/s/ Robert Wurster
Name:	Robert Wurster
Title:	S.V.P.

Mattel Asia Pacific Sourcing Limited Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Janet E. Jordan
Name:	Janet E. Jordan
Title:	Vice President

Mattel Asia Pacific Sourcing Limited Credit Agreement

THE BANK OF NEW YORK

By:	/s/ Robert Besser
Name:	Robert Besser
Title:	Vice President

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Mattel Asia Pacific Sourcing Limited Credit Agreement